EXHIBIT 10.1.1

CAPITAL CITY ENERGY GROUP, INC.
2008 INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

THIS AWARD AGREEMENT (this “Agreement”) is made as of ____________ (the “Grant Date”), between Capital City Energy Group, Inc., a Nevada corporation (the “Company”), and _________________ ( the “Participant”).

WHEREAS, pursuant to the Company’s 2008 Incentive Plan (the “Plan”), a copy of which is attached hereto as Exhibit A and made a part hereof, the Company and the Participant desire to enter into this Agreement whereby the Company will grant to the Participant a certain number of Options to acquire Common Stock; and

NOW THEREFORE, the parties hereto agree as follows:

1.    Plan Acknowledgement.  The undersigned agrees that this Agreement has been executed and delivered, and the Option has been granted hereunder, in connection with and as a part of the compensation and incentive arrangements between the Company and the Participant and pursuant to the terms and conditions of the Plan.  The Participant agrees to be bound by, and comply with, the terms of the Plan. Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed thereto in the Plan.

2.    Option Grant.  Effective as of the Grant Date, the Company hereby grants to the Participant an Option to purchase _______ shares of Common Stock.  The exercise price of the Option will be $____ per share (the “Exercise Price”).  The Option is a non-qualified stock option.  Subject to the vesting and termination of service provisions in Section 3, the Option will expire and cease to be exercisable on _____________.

3.    Vesting; Company Repurchase Rights.  Provided that the Participant remains employed as an officer of the  Company or any of its Subsidiaries or Affiliates as of on the relevant date, or, serves as a director on the existing Board of Directors, the Option shall vest and become exercisable as follows:

Date	Percent of Option Vested and Exercisable
Prior to the first anniversary of the Grant Date:	0%
After the first anniversary of the Grant Date	100%

If the Participant ceases to be employed by the Company (and all of its Subsidiaries and Affiliates) for any reason, any unexercised portion of the Option that has not been forfeited by reason of the Participant’s termination of employment or other service (the “Remaining Shares”) and any Common Stock acquired through the exercise of the Option (the “Option Shares”) owned by such Participant (or a Permitted Transferee, as such term is defined in the Securities Holders Agreement) at the time of the Participant’s termination of employment or other service shall be subject to repurchase by the Company or its designee in accordance with the terms of this Agreement.  Upon termination, the Company may elect to repurchase any such Remaining Shares and Option Shares (all or a portion thereof) at the “Option Purchase Price,” which shall be the fair market value of each such share less the Exercise Price (as applicable); provided, further, that if the Participant’s employment or other service with the Company (and all of its Subsidiaries and Affiliates) is terminated for Cause and if the Company or its designee repurchases any of such Participant’s Option Shares, the “Option Purchase Price,” shall be the adjusted cost price. For the puposes of this Section 3, the "fair market value" of each share shall be based on the closing price of the Company's common stock for the day immediately preceding the date the Company determines to repurchase the participant's Remaining Shares or Option Shares, as applicable.

4.    Exercise of Option; Payment.  Upon a termination of the Participant’s employment or other service with the Company and all of its Subsidiaries and Affiliates for any reason other than for Cause, the Participant shall forfeit any portion of the Option which has not vested and the Participant, his or her Permitted Transferee, or, in the event of the Participant’s death or Disability, the Participant’s heirs or other legal representatives, as applicable, shall have until the earlier of (i) ninety (90) days following the date of such termination or (ii) the expiration of the Option, to exercise any vested portion of the Option.  Subject to vesting and other restrictions provided for hereunder, the Option may be exercised, and payment in full of the aggregate Exercise Price made, by a Participant (or, if applicable, by the Participant’s Permitted Transferee, heirs or other legal representative) only by written notice (in the form prescribed by the Committee) to the Company specifying the number of shares to be purchased.  The aggregate Exercise Price shall be paid in full upon the exercise of the Option.  Payment must be made by (i) cash or a certified or bank cashier’s check; (ii) if approved by the Committee in its discretion, shares of previously owned Common Stock having an aggregate Fair Market Value on the date of exercise equal to the aggregate Exercise Price; (iii) if approved by the Committee in its discretion, through the withholding by the Company from the Common Stock otherwise to be received, with such withheld Common Stock having an aggregate Fair Market Value on the date of exercise equal to the aggregate Exercise Price; or (iv) by any combination of such methods of payment or any other method acceptable to the Committee in its discretion.

5.    Restrictions on Transfer.  The Option granted hereunder are not transferable by the Participant.  The Participant acknowledges and agrees that the Option may not be sold, transferred, gifted, donated, pledged, hypothecated, disposed of or assigned by the Participant.

6.    Securities Laws Restrictions.  The Participant represents that the Option and the Option Shares are for the Participant’s own account and not on behalf of others. The Participant understands and acknowledges that federal, state and foreign securities laws govern and restrict the Participant’s right to offer, sell or otherwise dispose of the Options and the Option Shares unless the Participant’s offer, sale or other disposition thereof is registered under the Securities Act and federal, state and foreign securities laws or, in the opinion of the Company’s counsel, such offer, sale or other disposition is exempt from registration thereunder. The Participant agrees that the Participant will not offer, sell or otherwise dispose of the Options or the Option Shares in any manner which would: (i) require the Company to file any registration statement (or similar filing under applicable securities law) with the Securities and Exchange Commission or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act, the rules and regulations promulgated thereunder or any other applicable securities law.  The Participant further understands that the certificates for any Option Shares will bear the legend set forth in the Plan or such other legends as the Company deems necessary or desirable in connection with the Securities Act or other rules, regulations or laws.

7.    Participant’s Representations.  The Participant hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Participant does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Participant is a party or by which the Participant is bound and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Participant, enforceable in accordance with its terms. The Participant hereby acknowledges and represents that the Participant has consulted with (or has had an opportunity to consult with) independent legal counsel regarding the Participant’s rights and obligations under this Agreement (including, without limitation, the Plan and the Securities Holders Agreement) and that the Participant fully understands the terms and conditions contained herein and therein.  The Participant further acknowledges that neither the Company nor any other party will have any duty or obligation to disclose to the Participant, and the Participant will have no right to be advised of, any material information regarding the Company or any of its Subsidiaries or Affiliates at any time prior to, upon or in connection with the repurchase of any Option Shares or Remaining Shares upon the termination of the Participant’s employment or other service with the Company (and all of its Subsidiaries and Affiliates).

8.    Rights of Participants.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries or Affiliates to terminate the Participant’s employment or other service at any time (with or without Cause), nor confer upon the Participant any right to continue in the employ of the Company or any of its Subsidiaries or Affiliates for any period of time or to continue the Participant’s present (or any other) rate of compensation. Nothing in this Agreement shall confer upon the Participant any right to future Awards under the Plan, and nothing in this Agreement shall provide for any adjustment to the number of Options granted hereunder upon the occurrence of subsequent events except as provided in the Plan.

9.    Withholding of Taxes.  The Company shall be entitled, if necessary or desirable, to withhold from any amounts due and payable by the Company or its Subsidiaries or Affiliates to the Participant (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax due with respect to the Option (including the Option Shares), and the Company may defer the grant of the Option or the issuance of Common Stock thereunder unless indemnified by the Participant to its satisfaction.

10.    Restrictive Covenants.  In consideration of the receipt of this Award, the Participant agrees to be bound by this Section 10.

(a)    The Participant shall not, at any time during his or her employment or other service with the Company or any of its Subsidiaries or Affiliates or during the twelve month period immediately following such Participant’s termination of employment or other service with the Company and all of its Subsidiaries and Affiliates (the “Restricted Period”), directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise (each, a “Position”)) that engages in any business or activity (a “Competitive Activity”) which competes with any services or products that, during the period of the Participant’s employment or other service with the Company or any of its Subsidiaries or Affiliates, the Company or any of its Subsidiaries or Affiliates (i) sold, licensed or provided; or (ii) had taken affirmative steps to commence selling, licensing or providing.  Notwithstanding the foregoing, the Participant shall be permitted to acquire a passive stock or equity interest in such a business, provided that the stock or other equity interest acquired is registered under the Securities Exchange Act of 1934, as amended, and is not more than one percent (1%) of the outstanding interest in such business.

(b)    During the Restricted Period, the Participant will not, directly or indirectly, recruit or otherwise solicit or induce any customer, subscriber or supplier of the Company or its Subsidiaries or Affiliates to (i) terminate its arrangement with the Company or its Subsidiaries or Affiliates, (ii) otherwise change its relationship with the Company or its Subsidiaries or Affiliates or (iii) establish any relationship with the Participant for any business purpose deemed competitive with any services or products that, during the period of the Participant’s employment or other service with the Company or any of its Subsidiaries or Affiliates, the Company or any of its Subsidiaries or Affiliates anywhere in North America sold or provided, or had taken affirmative steps to commence selling or providing.

(c)    During the Restricted Period, the Participant will not directly or indirectly, (i) hire any employee, consultant or independent contractor of the Company or any of its Subsidiaries or Affiliates or (ii) recruit or otherwise solicit or induce any employee, consultant or independent contractor of the Company or any of its Subsidiaries or Affiliates to (x) terminate his or her employment or other arrangement with the Company or any of its Subsidiaries or Affiliates or (y) otherwise change his or her relationship with the Company or any of its Subsidiaries or Affiliates.

(d)    Except as required in the faithful performance of the Participant’s duties and responsibilities to the Company or its Subsidiaries or Affiliates, the Participant shall, in perpetuity, maintain in confidence and shall not (i) directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his or her benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company or any of its Subsidiaries or Affiliates, including, without limitation, information with respect to the Company’s or any of its Subsidiaries or Affiliates’ operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment or (ii) deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets.  The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company and its Subsidiaries and Affiliates (and any successor or assignee of the Company or any of its Subsidiaries or Affiliates).  Upon termination of the Participant’s employment or other service with the Company and its Subsidiaries and Affiliates for any reason, the Participant will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s and its Subsidiaries’ and Affiliates’ customers, business plans, marketing strategies, products or processes.

(e)    Notwithstanding Section 10(d) hereof, the Participant may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date of such subpoena as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

(f)    The Participant agrees not to disparage the Company, any of its Subsidiaries or Affiliates, any of their services, products or practices or any of their directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing, at any time.

(g)    In the event the terms of this Section 10 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its duration or geographic scope or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(h)    Notwithstanding the foregoing, in any case in which the subject matter of any subsection of this Section 10 is covered in a written employment or other agreement between the Company or any of its Subsidiaries or Affiliates and the Participant, the terms of that agreement shall govern with respect to such subject matter.

11.    Notices.  Any notice required or permitted under this Agreement shall be in writing and shall be either delivered by reputable overnight courier, personally delivered, or mailed by first class mail, return receipt requested, to the Participant at the address indicated in the Company’s records for such Participant, and to the Company at the address below indicated:

Notices to the Company:

Capital City Energy Group, Inc.
8351 North High Street, Suite 101
Columbus, OH 43235
Attention:  Chief Executive Officer

With a copy to:

Kelley Drye & Warren, LLP
333 West Wacker Drive, Suite 2600
Chicago, IL 60601
Attention:  Timothy  R. Lavender, Esq.

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

12.    General Provisions.

(a)    Transfers in Violation of Agreement.  Any transfer or attempted transfer of the Option or the Option Shares in violation of any provision of this Agreement, the Plan or the Securities Holders Agreement shall be null and void and of no force and effect, and the purported transferee shall have no rights or privileges in or with respect to the Company.

(b)    Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c)    Remedies.  Each of the Company and the Participant will be entitled to enforce its rights under the Plan and this Agreement specifically to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provision of the Plan and this Agreement and to exercise all other rights existing in its favor. Each of the Participant and the Company acknowledges and agrees that money damages may not be an adequate remedy for any breach of the provisions of the Plan and this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of the Plan and this Agreement.

(d)    Complete Agreement.  This Agreement and the Plan and the other documents expressly referred to herein and therein, including the Securities Holders Agreement, embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements and representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(e)    Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(f)    Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of, and be enforceable by, the Participant and the Company and their respective successors and assigns (including subsequent holders of the Option or the Option Shares); provided, that the rights and obligations of the Participant under this Agreement shall not be assignable except in connection with a permitted transfer of the Option or the Option Shares in accordance with the Plan, this Agreement and the Securities Holders Agreement.

(g)    Choice of Law.  This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Nevada (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction).  Each of the Company and the Participant waives the necessity for personal service of any and all process upon it and consents that all such service of process may be made by registered or certified mail (return receipt requested), in each case directed to such party in accordance with the notice requirements set forth in this Agreement, and service so made will be deemed to be completed on the date of actual receipt. Each of the Company and the Participant consents to service of process as aforesaid.  Nothing in this Agreement or the Plan will prohibit personal service in lieu of the service by mail contemplated herein.

(h)    Amendment and Waiver.  The provisions of this Agreement may be amended by the Committee at any time; provided, that the Committee may not change any term of this Agreement in a manner which would have a material adverse effect on the Participant without the Participant’s approval, unless such amendment is required by applicable law or rule. Notwithstanding the foregoing, to the extent any amendment to the Securities Holders Agreement affects the terms of this Agreement, the Participant and any Permitted Transferee shall be deemed to have consented to such amendment.

13.    Business Days.  If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s principal office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

* * * * * * * * * * * * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

CAPITAL CITY ENERGY GROUP, INC.

By:	/s/
Name
Title: CEO

PARTICIPANT